EXHIBIT 5.1

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com
June 27, 2018
Taubman Centers, Inc.
200 East Long Lake Road
Suite 300
Bloomfield Hills, MI 48304
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
We have represented Taubman Centers, Inc., a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 2,800,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), to be issued under The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan (the “Plan”).
Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement are duly authorized and, when issued by the Company in accordance with the Plan and the awards thereunder, will be legally issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

Honigman Miller Schwartz and Cohn LLP
MKB/GLS/RZK

2290 First National Building . 660 Woodward Avenue . Detroit, Michigan 48226-3506
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